SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                October 23, 2002

                            ULTRALIFE BATTERIES, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

            0-20852                                   16-1387013
   (Commission File Number)              (I.R.S. Employer Identification No.)

     2000 Technology Parkway, Newark, New York            14513
      (Address of principal executive offices)          (Zip Code)

                                 (315) 332-7100
              (Registrant's telephone number, including area code)


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Item 5. Other Events and Regulation FD Disclosure.

      On October 23, 2002, the Company ("Ultralife") sold an aggregate of 42.5 million shares of Ultralife Taiwan, Inc. ("UTI") stock to UTI and PGT Energy Corporation ("PGT") in exchange for total consideration of $2.4 million and the return of 700,000 shares of Ultralife common stock. Ultralife and PGT were the two most significant investors when UTI was formed in 1999.

      Under the terms of the transaction, Ultralife will receive $2.4 million in a series of 5 cash payments beginning October 30, 2002 and ending no later than mid-December 2002. In addition, over the next 3 years Ultralife will have reserved access to 10% of UTI's high volume capacity for rechargeable lithium battery products and the rights to utilize UTI's LSB (Large Scale Battery) technology for the production of large capacity lithium ion batteries for government and military markets in the U.S. and the U.K. As a result of the transaction, Ultralife's ownership interest in UTI will decline from approximately 30% to approximately 10.6%. In addition, the Company expects to record a non-operating gain of at least $2.4 million in its second fiscal quarter and to record an increase in treasury stock to reflect the return of its 700,000 common shares. This will result in reducing the issued and outstanding common shares of Ultralife to 12,652,269.

Item 7. Financial Statements, Pro Forma Financials and Exhibits.

      (a)   Financial Statements of Business Acquired.

            Not applicable.

      (b)   Pro Forma Financial Information.

            Not applicable.

      (c)   Exhibits.

            99.1 Press release issued by the Company on October 29, 2002, disclosing the information referred to in Item 5 hereof.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ULTRALIFE BATTERIES, INC.

Dated:  October 29, 2002                        By: /s/Robert W. Fishback
                                                    ---------------------
                                                    Robert W. Fishback
                                                    Vice President - Finance and
                                                    Chief Financial Officer

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                                Index to Exhibits

(99) Additional Exhibits

      99.1 Press release issued by the Company on October 29, 2002, disclosing the information referred to in Item 5 hereof.